EXHIBIT 99.2
LEHMAN BROTHERS
PRESS RELEASE

For Immediate Release                           Media Contact:     Hannah Burns
                                                                   212-526-4064
                                                                   Kerrie Cohen
                                                                   212 526-4092



                      LEHMAN BROTHERS NAMES BRADLEY H. JACK
                            TO OFFICE OF THE CHAIRMAN


New York, New York - May 24, 2004 - Lehman Brothers, the global investment bank, announced today that Bradley H. Jack has been named to the Office of the Chairman with responsibility for overseeing all of the Firm's investment banking relationships. Mr. Jack will maintain the relationships he has developed with many of Lehman Brothers' most important clients and other constituents, as well as broaden the Firm's relationships with other existing and potential clients.

Chairman and Chief Executive Officer Richard S. Fuld, Jr. said, "Client focus is vital to our ongoing success and central to our strategy. Over the years, Brad has developed excellent relationships with many of our most important clients and has been a driving force behind the continued momentum of our investment banking franchise. Brad's experiences give him a unique platform to represent and deliver the Firm."

Mr. Jack joined Lehman Brothers in 1984 and has held a number of senior management positions, most recently as the Firm's Co-Chief Operating Officer for the past two years. He has maintained numerous leadership roles as a member of the Firm's Executive Committee since 1996, as head of Investment Banking from 1996 to 2002, and prior to that, as sector head for Investment Banking's businesses involving Debt Capital Markets, Financial Services, Leveraged Finance and Real Estate from 1993 to 1996.

                                     -more-

                                                                    Jack/pg. 2


Lehman Brothers (NYSE: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity and wealth and asset management. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.

                                       ###